EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
May 9, 2016

Centrus Reports First Quarter 2016 Results

•	Net loss of $14.6 million on revenue of $90.0 million

•	Gross profit of $8.1 million for the LEU segment; improved margins on lower sales volume

•	Costs for demobilization of demonstration cascade of $12.0 million

•	Cash balance of $180 million at March 31, 2016

•	On track with annual outlook of $275-300 million in revenue and $200-250 million cash balance for year-end 2016

BETHESDA, Md. - Centrus Energy Corp. (NYSE MKT: LEU) today reported a net loss of $14.6 million or $1.60 per basic and diluted share for the quarter ended March 31, 2016, compared to a net loss of $15.4 million or $1.71 per basic and diluted share for the first quarter of 2015.
“Our results for the first quarter include non-routine costs for the demobilization of our demonstration cascade, but our core business continued to improve in terms of our gross margin and reductions in costs in line with our expectations,” said Daniel B. Poneman, Centrus president and chief executive officer. “In addition, we continue to transform our company through new sales, strengthened industry relationships, and new supply sources, creating a solid basis for our future.”
Revenue
Revenue for the first quarter of 2016 was $90.0 million, a decrease of $77.8 million or 46 percent compared to the same quarter of 2015. Revenue from the low enriched uranium (LEU) segment declined $73.2 million in the three months ended March 31, 2016, compared to the corresponding period in 2015. The volume of separative work unit (SWU) sales declined 40 percent, reflecting the variability in timing of utility customer orders. For the full year, the SWU sales volume for 2016 is expected to be comparable to 2015. The average price billed to customers for sales of SWU during the first quarter declined 3 percent, reflecting the particular contracts under which SWU were sold during the period.
Revenue from the contract services segment declined $4.6 million, or 22 percent, in the three months ended March 31, 2016, compared to the corresponding period in 2015. The reduced scope of contract work for American Centrifuge technology services resulted in a decline of $12.7 million. Revenue included $16.4 million under our contract with the operator of Oak Ridge National Laboratory, of which $8.1 million was related to our work in the fourth quarter of 2015.

Cost of Sales and Gross Profit Margin
Cost of sales for the LEU segment declined $74.1 million, or 53 percent, in the three months ended March 31, 2016, compared to the corresponding period in 2015, due to lower SWU and uranium sales volumes and a decline in SWU unit purchase costs in recent periods. Cost of sales per SWU declined 11 percent in the three months ended March 31, 2016, compared to the corresponding period in 2015.

Cost of sales for the contract services segment of $8.7 million relates to work performed in the first quarter of 2016. Although revenue in the three months ended March 31, 2016, includes a billing for March reports on work performed in the fourth quarter of 2015, the related costs were charged to expense in 2015 before there was a contract.
Gross profit increased $8.9 million, or 129 percent, in the three months ended March 31, 2016, compared to the corresponding period in 2015, including $8.1 million for March reports on work performed and expensed in the fourth quarter of 2015.
Centrus’ gross profit for the LEU segment increased $0.9 million, or 13 percent, in the three months ended March 31, 2016, compared to the corresponding period in 2015, due to the decline in SWU unit purchase costs in recent periods, largely offset by lower SWU and uranium sales volumes. The Company’s gross profit margin for the LEU segment was 11 percent in the three months ended March 31, 2016, compared to 4.9 percent in the corresponding period in 2015.
Advanced Technology and SG&A
Advanced technology costs consist of American Centrifuge expenses that are outside of Centrus’ contracts with UT-Battelle, including certain site maintenance costs. These costs totaled $12.0 million in the three months ended March 31, 2016, compared to $1.8 million in the corresponding prior period. Costs in the current period include demobilization costs for the American Centrifuge demonstration cascade in Piketon, Ohio, following the conclusion of program funding effective September 30, 2015.
Selling, general and administrative expenses declined $0.9 million in the three months ended March 31, 2016, compared to the corresponding period in 2015, reflecting declines in information technology and office related expenses, consulting costs, and salaries and other compensation.
Demobilization
In September 2015, Centrus completed a successful three-year demonstration of the American Centrifuge technology at its facility in Piketon, Ohio. U.S. government funding for American Centrifuge is now limited to development and testing work at the Company’s facilities in Oak Ridge, Tennessee. The Company notified its American Centrifuge employees in September 2015 of possible layoffs as a result of reduced program funding and commenced involuntary workforce reductions in the first quarter of 2016. Centrus expects to make payments for these workforce reductions through early 2017.
The Company expects the decontamination and decommissioning (D&D) effort will continue into the first quarter of 2017. Estimated costs for D&D have been accrued and the balance of the liability was $29.4 million as of March 31, 2016, and December 31, 2015. Centrus has previously provided financial assurance to the U.S. Nuclear Regulatory Commission and the U.S. Department of Energy for D&D and lease turnover costs in the form of surety bonds totaling $29.4 million, which are fully cash collateralized by Centrus. The Company expects cash deposits will be returned when surety bonds are reduced and/or cancelled as the Company fulfills its D&D and lease obligations.
Cash Flow
Centrus had a cash balance of $179.7 million at March 31, 2016, compared to $234.0 million at December 31, 2015. The net reduction of $61.0 million in the SWU purchase payables balance, due to the timing of purchase deliveries, was a significant use of cash in the three months ended March 31, 2016. American Centrifuge expenses have been a major use of cash, including demobilization expenses and contract work expenses not paid until April 2016 under the terms of the new agreement. Sources of cash included the monetization of inventory purchased in prior periods. Inventories declined $48.5 million in the quarter, less an increase in receivables from utility customers of $13.4 million.
2016 Outlook
Centrus continues to anticipate SWU and uranium revenue in 2016 in a range of $250 million to $275 million and total revenue in a range of $275 million to $300 million. The Company also continues to expect to end 2016 with a cash and cash equivalents balance in a range of $200 million to $250 million.
Centrus’ financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from its expectations could cause differences between its guidance and its ultimate results. Factors that could affect the Company’s results include the following:

•	Additional short-term sales;

•	Timing of customer orders, related deliveries, and purchases of LEU or components;

•	The outcome of legal proceedings and other contingencies, including on-going discussions with the Pension Benefit Guaranty Corporation (PBGC);

•
Execution and funding of a new agreement with UT-Battelle, the operator of ORNL, for the continuation of American Centrifuge development and testing activities in Oak Ridge, following the expiration of the current agreement on September 30, 2016; and

•	Additional costs for American Centrifuge demobilization or related to the overall transition of Centrus.

About Centrus Energy Corp.
Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for commercial nuclear power plants in the United States and around the world. Our mission is to provide reliable and competitive fuel goods and services to meet the needs of our customers, consistent with the highest levels of integrity, safety, and security.
###
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, risks and uncertainties related to the adoption of fresh start accounting; risks related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks related to the limited trading markets in our securities; risks related to our ability to maintain the listing of our common stock on the NYSE MKT LLC; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); uncertainty regarding our ability to commercially deploy competitive enrichment technology; our dependence on others for deliveries of LEU including deliveries from Russia under a commercial supply agreement (the “Russian Supply

Agreement”) with the Russian government entity Joint Stock Company “TENEX”; risks related to our ability to sell the LEU we procure under our purchase obligations under our supply agreements including the Russian Supply Agreement; risks related to our ability to sell LEU we procure; risks related to trade barriers and contract terms that limit our ability to deliver LEU to customers in other countries; risks related to actions that may be taken by the U.S. government, the Russian government or other governments that could affect our ability or the ability of our sources of supply to perform under contract obligations, including the imposition of sanctions, restrictions or other requirements; risks relating to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and lack of current production capability; risks associated with our reliance on third-party suppliers to provide essential services to us; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; the impact of government regulation by the U.S. Department of Energy and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); risks and uncertainties regarding funding for the American Centrifuge project and our ability to enter into an extension of the new agreement with UT-Battelle, LLC, the management and operating contractor for Oak Ridge National Laboratory, for continued research, development and demonstration of the American Centrifuge technology; the competitive environment for our products and services; the potential for further demobilization or termination of the American Centrifuge project; changes in the nuclear energy industry; the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, which are available on our website at www.centrusenergy.com. We do not undertake to update our forward-looking statements except as required by law.

Contacts:
Investors:     Don Hatcher (301) 564-3460
Media:        Jeremy Derryberry (301) 564-3392

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2016	2015
Revenue:
Separative work units	$59.3	$103.6
Uranium	14.3	43.2
Contract services	16.4	21.0
Total Revenue	90.0	167.8
Cost of Sales:
Separative work units and uranium	65.5	139.6
Contract services	8.7	21.3
Total Cost of Sales	74.2	160.9
Gross profit	15.8	6.9
Advanced technology costs	12.0	1.8
Selling, general and administrative	11.4	12.3
Amortization of intangible assets	3.2	4.0
Special charges for workforce reductions	—	0.6
Other income	(0.3)	(0.8)
Operating loss	(10.5)	(11.0)
Interest expense	5.0	4.9
Interest (income)	(0.3)	(0.2)
Loss before income taxes	(15.2)	(15.7)
Provision (benefit) for income taxes	(0.6)	(0.3)
Net loss	$(14.6)	$(15.4)

Net loss per share - basic and diluted	$(1.60)	$(1.71)
Weighted-average number of shares outstanding - basic and diluted	9.1	9.0

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	March 31, 2016	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$179.7	$234.0
Accounts receivable	55.9	26.5
Inventories	211.3	319.2
Deferred costs associated with deferred revenue	72.7	63.1
Other current assets	15.1	15.2
Total current assets	534.7	658.0
Property, plant and equipment, net	4.9	3.5
Deposits for surety bonds	29.8	29.8
Intangible assets, net	102.5	105.8
Other long-term assets	23.0	23.0
Total Assets	$694.9	$820.1

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$35.8	$44.8
Payables under SWU purchase agreements	24.4	85.4
Inventories owed to customers and suppliers	47.9	106.8
Deferred revenue	97.7	83.9
Decontamination and decommissioning obligations	29.4	29.4
Total current liabilities	235.2	350.3
Long-term debt	253.9	247.0
Postretirement health and life benefit obligations	184.0	184.3
Pension benefit liabilities	171.5	172.3
Other long-term liabilities	30.5	31.9
Total Liabilities	875.1	985.8
Stockholders’ Equity (Deficit)	(180.2)	(165.7)
Total Liabilities and Stockholders’ Deficit	$694.9	$820.1

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Three Months Ended March 31,
	2016	2015
Cash Flows from Operating Activities
Net loss	$(14.6)	$(15.4)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3.6	4.2
PIK interest on paid-in-kind toggle notes	3.4	1.8
Gain on sales of assets	(0.3)	(0.8)
Inventory valuation adjustment	0.5	—
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	(29.4)	37.2
Inventories, net – decrease	48.5	124.1
Payables under SWU purchase agreements – (decrease)	(61.0)	(140.1)
Deferred revenue, net of deferred costs – increase (decrease)	4.2	(1.9)
Accounts payable and other liabilities – (decrease)	(9.8)	(8.6)
Other, net	—	1.8
Net Cash Provided by (Used in) Operating Activities	(54.9)	2.3

Cash Flows Provided by Investing Activities
Proceeds from sales of assets	0.6	0.2
Deposits for surety bonds - net decrease	—	3.7
Net Cash Provided by Investing Activities	0.6	3.9

Cash Flows Provided by Financing Activities
Net Cash Provided by Financing Activities	—	—

Net Increase (Decrease)	(54.3)	6.2
Cash and Cash Equivalents at Beginning of Period	234.0	218.8
Cash and Cash Equivalents at End of Period	$179.7	$225.0

Supplemental cash flow information:
Interest paid	$3.1	$6.0
Non-cash activities:
Conversion of interest payable-in-kind to long-term debt	$3.4	$1.8